CONTACTS:    David Dickson, Gail Campbell Woolley,      EXHIBIT 99
             Christopher Springham, +1 703 846 2500


Fairfax, VA, July 22, 1996 -- Mobil Corporation today announced record estimated second quarter 1996 operating income of $814 million, up $108 million, or 15%, from the $706 million earned in the comparable quarter last year. Special charges this year of $31 million for implementation expenses associated with the restructuring of staff support services result in net income of $783 million. Special charges included last year of $527 million were primarily for the restructuring of worldwide staff support services and of marketing and refining operations in the United States and Europe. After special charges, net income last year was $179 million. Estimated operating earnings per common share for the second quarter of 1996 were $2.03 compared with $1.75 for the second quarter of 1995. On a reported basis, earnings per share were $1.95 in 1996 compared to $0.42 in 1995. For the six months ended June 30, 1996, Mobil's operating income was a record $1,550 million, up $208 million, or 15%, from the comparable period in 1995.

In commenting on this quarter's operating income compared with the same quarter last year, Chairman Lucio A. Noto said, "The second quarter was the companys most profitable quarter in its history, reflecting not only strong industry factors but also strong performance from our initiatives programs. Mobil's improvement this year reflected favorable industry fundamentals in the petroleum sector, partly offset by weaker margins in the chemical sector. Mobil's worldwide average crude oil and U.S. natural gas prices were up about $1.50 per barrel and $0.55 per thousand cubic feet, respectively, contributing to higher upstream earnings. Higher worldwide refining margins and higher product sales
benefited earnings in the downstream sector.   All sectors
realized benefits from our restructuring programs. Growth initiatives also contributed to the increased downstream earnings. These positive factors were, however, partially offset by weaker marketing margins in the United Kingdom, reflecting intense competitive pressures, as well as lower worldwide polyethylene and paraxylene margins. Additionally, income was lower due to the absence of income from our divested Plastics and resin trading businesses and the expiration of the tax holiday for our petrochemicals joint venture in Saudi Arabia."

Mr. Noto added, "This quarter, pre-tax controllable cash operating expenses were $60 million lower than the same period last year, reflecting the impact of our ongoing restructuring programs.
These net savings were achieved after absorbing higher expenses due to inflation and volume growth.

Mr. Noto concluded, "Business fundamentals are unpredictable in the near term and cannot be relied upon to sustain or improve earnings. Therefore, we continue to manage our business for the long-term with the objectives of strengthening our asset base and ensuring long-term, profitable growth. In support of these objectives, we have announced two significant upstream acquisitions and two asset sales covering non-core businesses that are worth more to others. The acquisition of Ampolex Limited, an Australia based global oil and gas company with significant exploration and production potential, and the acquisition of a 25% interest in the giant Tengiz oil field in Kazakstan have added substantial oil and gas to our production and hydrocarbon reserves base. Two additional transactions, the pending sale of our community land development business and the sale of Tucker Housewares, reflect the continued focus on our core businesses and the upgrading of our asset base. Cash proceeds from asset sales continue to provide significant funding for reinvestment in growth opportunities."

COMPARISON OF SECOND QUARTER 1996 WITH SECOND QUARTER 1995

The following comments address the operating performance of the major business segments during the second quarter of 1996, as compared with the same quarter of 1995:

 .      Exploration and Producing income of $470 million was $95
       million higher.

 In the United States, income was $167 million, up $58 million, as higher prices for crude oil and natural gas and lower producing expenses were only partially offset by the effects of lower production volumes, primarily resulting from prior asset disposals and natural field declines. The favorable impact of higher natural gas prices was somewhat reduced by opportunity losses on forward sales made as part of our risk management program. Lower capital recovery charges resulting from the 1995 adoption of FAS 121 also benefited earnings.

 International income of $303 million was $37 million higher, principally due to higher crude oil prices and lower exploration
 and producing expenses.   Production volumes were higher
 reflecting the first recorded production from the Ampolex and Tengiz acquisitions and additional production from new wells and investment programs in Nigeria. These favorable factors more than offset operating problems in the U.K. and Australia, a strike in Norway and the impact of timing on liftings from Indonesia.

 .      Marketing and Refining income of $352 million was $112
       million higher.

 United States income was $169 million this year versus $87 million last year. This year's results benefited from higher margins, reflecting rising gasoline demand as we entered the driving season following an unseasonably cold winter and a high level of unscheduled industry refinery downtime. Lower expenses from our restructuring programs and growth in retail automotive gasoline sales also contributed to this years performance.

 International income of $183 million was up $30 million, as higher worldwide refining margins were partly offset by lower marketing margins in the United Kingdom due to continuing intense competitive pressures. Higher product sales to trade also contributed to improved earnings, primarily reflecting strong demand in the Asia-Pacific area.

 .      Chemical income of $65 million was $121 million lower than last year's record $186 million quarter. This decline reflected lower worldwide polyethylene resin and paraxylene margins, the absence of income from the divested Plastics and resin trading businesses and the expiration of the tax holiday in Saudi Arabia.

 .      Net Financing Expense of $47 million was $26 million lower, reflecting lower average debt balances as well as the timing of certain favorable, non-recurring items.

          COMPARISON OF SIX MONTHS 1996 WITH SIX MONTHS 1995

Mobil's estimated first half 1996 reported net income was $1,519 million, compared with $815 million for the same period of 1995. First half 1995 net income included special charges of $527 million for restructuring of worldwide staff support services, marketing and refining operations in the United States, and refining in Europe. This year's income included special charges of $31 million for expenses related to implementation of the staff redesign project.

Excluding special items, first half operating income of $1,550 million was up $208 million, or 15%, from the comparable period of 1995. This improvement was in the petroleum sector, primarily due to stronger prices, higher refining margins, higher product sales to trade, savings from restructuring initiatives and benefits from growth initiatives. These were partly offset by lower marketing margins in the U.K. and Japan, as well as a decline in Chemical income. In the Petroleum sector, higher prices and higher refining margins reflected the effects of colder winter weather in the northern hemisphere and strong demand. Chemical income declined due to lower polyethylene and paraxylene margins, the absence of income from divested businesses and the expiration of the Saudi Arabia tax holiday.

Capital and Exploration Expenditures for the second quarter of 1996 were estimated at $1,043 million, an increase of $83 million
from the comparable period last year.   For the first six months
of 1996, worldwide capital and exploration expenditures were estimated at $1,955 million, compared with $1,778 million for the year earlier period.

In addition to the above Capital and Exploration spending, Mobil also completed two major upstream investments during the quarter. Firstly, approximately $1.3 billion has been spent to date on the acquisition of Ampolex Limited. Secondly, Mobil acquired a 25% equity interest in the Tengiz oil field in Kazakstan for $1.1 billion, of which about half has been paid and the balance will be settled in installments through the year 2000, contingent upon reaching certain project milestones.

Mobil's estimated Return on Average Shareholders' Equity for the twelve months ended June 30, 1996, based upon reported income, was 17.1%, compared with 13.5% for calendar year 1995. (On an operating basis, excluding special items, returns were 17.0% and 16.2% for the same periods.) Estimated Return on Average Capital Employed for the twelve months ended June 30, 1996, based upon reported income, was 13.0% compared with 10.9% for calendar year 1995. (On an operating basis, excluding special items, returns were 12.9 % and 12.8% for the same periods.)
Mobil's estimated Debt-to-capitalization Ratio was 31% at June 30, 1996, and 27% at December 31, 1995. The increase in debt was primarily due to funding of the Ampolex and Tengiz acquisitions.

Common Stock Dividends were $1.00 per share in the second quarter of 1996 and $1.925 per share for the first half of 1996, $.075 and $.15 per share higher than the comparable periods last year.

                                                                   Table 1
                                MOBIL CORPORATION

                                Second Quarter             Six Months
                            -----------------------  -----------------------
                             1995    1996    Incr/    1995    1996    Incr/
INCOME  ($MM)                Act     Est    (Decr)    Act     Est    (Decr)
                            ------  ------  -------  ------  ------  -------
Petroleum Operations
  E&P: United States           57     167      110     139     322      183
       International          241     303       62     536     660      124
                            ------  ------  -------  ------  ------  -------
  Total E&P                   298     470      172     675     982      307

  M&R: United States          (17)    169      186     (17)    228      245
       International         (115)    183      298      31     364      333
                            ------  ------  -------  ------  ------  -------
  Total M&R                  (132)    352      484      14     592      578
                            ------  ------  -------  ------  ------  -------
Total Petroleum               166     822      656     689   1,574      885

Chemical                      170      65     (105)    344     135     (209)
Corporate and Other (a)       (84)    (57)      27     (80)    (85)      (5)
Net Financing Expense         (73)    (47)      26    (138)   (105)      33
                            ------  ------  -------  ------  ------  -------
Net Income                    179     783      604     815   1,519      704
==========                  ======  ======  =======  ======  ======  =======

COMMON SHARES OUTSTANDING (MM)
  Average                   395.8   394.3     (1.5)  395.8   394.4     (1.4)
  End of Period               ...     ...       ...  395.5   394.0     (1.5)

EARNINGS PER COMMON SHARE ($)
  Based on Net Income (b)    0.42    1.95     1.53    1.99    3.78     1.79

DIVIDENDS
  Common Stock
    Total Paid ($MM)          366     394       28     703     759       56
    Per Share ($)           0.925    1.00    0.075   1.775   1.925    0.150

  Preferred Stock ($MM)        14      13       (1)     28      27       (1)


(a) Includes the results of Real Estate operations, Mining and Minerals, administrative expenses, and other corporate items.
(b) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                            Table 2


                               MOBIL CORPORATION


                             1995 by Quarter and Year           1996
INCOME ADJUSTED FOR       -------------------------------  --------------
 SPECIAL ITEMS ($MM)        1Q     2Q    3Q   4Q    Year   1Q Act  2Q Est
                          -----  ----- ----- ----- ------  ------  ------
Petroleum Operations
  E&P:  United States       82    109    46    95    332     155     167
        International      295    266   256   248  1,065     357     303
                          -----  ----- ----- ----- ------  ------  ------
  Total E&P                377    375   302   343  1,397     512     470

  M&R:  United States        -     87   148    95    330      59     169
        International      146    153   229   277    805     181     183
                          -----  ----- ----- ----- ------  ------  ------
  Total M&R                146    240   377   372  1,135     240     352
                          -----  ----- ----- ----- ------  ------  ------
Total Petroleum            523    615   679   715  2,532     752     822

Chemical                   174    186   179   140    679      70      65
Corp and Other (a)           4    (22)  (37)  (15)   (70)    (28)    (26)
Net Financing Expense      (65)   (73)  (77)  (80)  (295)    (58)    (47)
                          -----  ----- ----- ----- ------  ------  ------
Oper. Income Before
  Special Items            636    706   744   760  2,846     736     814

Special Items                -   (527)   42    15   (470)      -     (31)
                          -----  ----- ----- ----- ------  ------  ------
Net Income                 636    179   786   775  2,376     736     783
==========                =====  ===== ===== ===== ======  ======  ======

EARNINGS PER COMMON SHARE ($)
 BASED ON:
  Operating Income Before
    Special Items (b)     1.57   1.75  1.85  1.89   7.06    1.83    2.03

  Net Income (b)          1.57   0.42  1.95  1.93   5.87    1.83    1.95


(a) Includes the results of Real Estate operations, Mining and Minerals, administrative expenses, and other corporate items.
(b) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                                  Table 3

                              MOBIL CORPORATION

                                1995 by Quarter and Year           1996
SPECIAL ITEMS           ------------------------------------  --------------
  AFFECTING INCOME ($MM) 1Q    2Q       3Q     4Q     Year    1Q Act  2Q Est
                        ----- -----    ----- ------- -------  ------  ------
E&P United States
  Asset Sales              -   (22)       -       -     (22)      -       -
  Asset Impairment         -     -        -    (366)   (366)      -       -
  Restructuring            -   (30) (a)   -     (21)    (51)      -       -

E&P International
  Asset Sales              -     -        -      23      23       -       -
  Asset Impairment         -     -        -    (121)   (121)      -       -
  Tax Adjustment           -     -        -      26      26       -       -
  Restructuring            -   (25) (a)   -     (16)    (41)      -       -

M&R United States
  Restructuring            -  (104) (b)   -       -    (104)      -       -

M&R International
  LIFO/Oth. Inv. Adj.      -     -        -     (13)    (13)      -       -
  Property Writedowns      -     -      (29)      -     (29)      -       -
  Restructuring            -  (268) (c)   -     (48)   (316)      -       -

Chemical
  Asset Sales              -     -        -     501     501       -       -
  Restructuring            -   (16) (a)   -       -     (16)      -       -

Corp/Other
  Asset Sales              -     -        -      74      74       -       -
  Environmental            -     -        -     (24)    (24)      -       -
  Restructuring            -   (62) (a)   -       -     (62)      -       -
  Litigation Settle.       -     -       71       -      71       -       -
  SRP Implementation (a)   -     -        -       -       -       -     (31)
                        ----- -----    ----- ------- -------  ------  ------
Total Special Items        -  (527)      42      15    (470)      -     (31)
                        ===== =====    ===== ======= =======  ======  ======


(a) Staff redesign project (SRP).
(b) Includes $65 million for staff redesign project and $39 million for further restructuring of marketing and refining operations.
(c) Includes $88 million for staff redesign project and $180 million for European refining.

                                                                   Table 4

                           MOBIL CORPORATION

                              Second Quarter              Six Months
                         ------------------------  -------------------------
CAPITAL AND EXPLORATION   1995     1996    Incr/    1995      1996    Incr/
  EXPENDITURES ($MM)       Act      Est    (Decr)    Act       Est    (Decr)
                         -------  -------  ------  -------   -------  ------
Petroleum Operations
  Exploration & Producing
    United States           158      154      (4)     271       272       1
    International           433      435       2      808       846      38
                         -------  -------  ------  -------   -------  ------
    Total E&P               591      589      (2)   1,079     1,118      39
                         -------  -------  ------  -------   -------  ------
  Marketing & Refining
    United States           115       92     (23)     239       174     (65)
    International           181      260      79      324       487     163
                         -------  -------  ------  -------   -------  ------
    Total M&R               296      352      56      563       661      98
                         -------  -------  ------  -------   -------  ------
Total Petroleum             887      941      54    1,642     1,779     137
Chemical                     52       79      27       92       131      39
Other                        21       23       2       44        45       1
                         -------  -------  ------  -------   -------  ------
Total Mobil Corporation     960    1,043      83    1,778     1,955     177
                         =======  =======  ======  =======   =======  ======

Memo:
Exploration expenses charged
to income, included above
    United States             8       24      16       26        33       7
    International            71       48     (23)     148       115     (33)
                         -------  -------  ------  -------   -------  ------
Total Exploration Expenses   79       72      (7)     174       148     (26)
                         =======  =======  ======  =======   =======  ======


=============================================================================
OTHER FINANCIAL DATA ($MM)
  Total Revenues         18,849   19,548     699   36,476    38,248   1,772

  Depreciation, Depletion,
     and Amortization       868      603    (265)   1,537     1,258    (279)

  Income Taxes              401      805     404      995     1,591     596

AVERAGE U.S. PRICES
  Crude  ($/BBL)          15.50    17.12    1.62    14.90     16.48    1.58
  NGL  ($/BBL)             9.97    12.37    2.40     9.99     12.20    2.21
  Natural Gas ($/MCF)      1.59     2.16    0.57     1.53      2.25    0.72

AVERAGE  INT'L. PRICES
  Crude  ($/BBL)          18.11    19.50    1.39    17.41     19.04    1.63
  Natural Gas ($/MCF)      2.62     2.50   (0.12)    2.54      2.51   (0.03)

                                                                    Table 5

                              MOBIL CORPORATION

                                 Second Quarter             Six Months
                             -----------------------  -----------------------
                              1995    1996    Incr/    1995    1996    Incr/
OPERATING HIGHLIGHTS          Act     Est    (Decr)    Act     Est    (Decr)
                             ------  ------  -------  ------  ------  -------
NET PRODUCTION OF LIQUIDS
(TBD)
  United States                285     278       (7)    287     274      (13)

  Canada                        52      53        1      53      53        -
  Indonesia                     76      69       (7)     75      75        -
  Nigeria                      154     201       47     145     198       53
  Norway                        93      83      (10)     93      83      (10)
  United Kingdom                71      58      (13)     75      62      (13)
  Other                         76      93       17      76      84        8
                             ------  ------  -------  ------  ------  -------
  Total International          522     557       35     517     555       38
                             ------  ------  -------  ------  ------  -------
  Worldwide                    807     835       28     804     829       25
                             ======  ======  =======  ======  ======  =======

NET PRODUCTION OF NATURAL GAS (MMCFD)

  United States              1,528   1,387     (141)  1,511   1,407     (104)

  Canada                       398     396       (2)    444     421      (23)
  Germany                      431     537      106     453     531       78
  Indonesia                  1,487   1,291     (196)  1,569   1,474      (95)
  United Kingdom               513     525       12     622     717       95
  Other                        125     132        7     159     141      (18)
                             ------  ------  -------  ------  ------  -------
  Total International        2,954   2,881      (73)  3,247   3,284       37
                             ------  ------  -------  ------  ------  -------
  Worldwide                  4,482   4,268     (214)  4,758   4,691      (67)
                             ======  ======  =======  ======  ======  =======
TOTAL NET
  PRODUCTION (TBDOE)         1,604   1,594      (10)  1,650   1,663       13
                             ======  ======  =======  ======  ======  =======

NATURAL GAS SALES (MMCFD)
  United States
    Equity                   1,835   1,691     (144)  1,867   1,710     (157)
    Resale                   1,644     802     (842)  1,721     960     (761)
                             ------  ------  -------  ------  ------  -------
  Total United States        3,479   2,493     (986)  3,588   2,670     (918)
  International              3,038   2,954      (84)  3,334   3,474      140
                             ------  ------  -------  ------  ------  -------
  Worldwide                  6,517   5,447   (1,070)  6,922   6,144     (778)
                             ======  ======  =======  ======  ======  =======

                                                                    Table 6

                              MOBIL CORPORATION

                                 Second Quarter             Six Months
                             -----------------------  -----------------------
                              1995    1996    Incr/    1995    1996    Incr/
OPERATING HIGHLIGHTS          Act     Est    (Decr)    Act     Est    (Decr)
                             ------  ------  -------  ------  ------  -------
REFINERY RUNS (TBD)
  Runs for and by Mobil
    United States              884     939       55     894     909       15
    Europe                     432     327     (105)    426     319     (107)
    Asia Pacific               659     688       29     669     697       28
    All Other                  124     187       63     130     181       51
                             ------  ------  -------  ------  ------  -------
    Total                    2,099   2,141       42   2,119   2,106      (13)
  Runs for Mobil by Others       9       9        -       9       9        -
                             ------  ------  -------  ------  ------  -------
  Worldwide Runs for Mobil   2,108   2,150       42   2,128   2,115      (13)
                             ======  ======  =======  ======  ======  =======

PETROLEUM PRODUCT SALES (TBD)
  United States
    Automotive Gasoline
      Sales to Trade           545     552        7     525     544       19
      Supply/Other Sales       192     222       30     191     195        4
                             ------  ------  -------  ------  ------  -------

    Total Automotive Sales     737     774       37     716     739       23
    Distillates/Jet Fuel       290     289       (1)    319     326        7
    Other                      228     236        8     220     226        6
                             ------  ------  -------  ------  ------  -------
    Total United States      1,255   1,299       44   1,255   1,291       36
  Europe                       787     779       (8)    773     800       27
  Asia Pacific                 772     772        -     802     795       (7)
  Other                        283     349       66     298     364       66
                             ------  ------  -------  ------  ------  -------
  Worldwide                  3,097   3,199      102   3,128   3,250      122
                             ======  ======  =======  ======  ======  =======

CHEMICAL SALES (MM LBS)
  Worldwide Polyethylene Resin 619    604      (15)   1,186   1,245       59

CHEMICAL SALES BY PRODUCT CATEGORY ($MM)
  Petrochemicals               798    434     (364)   1,549     952     (597)
  Films Products               208     200       (8)    397     380      (17)
  Chemical Products             26      30        4      59      58       (1)
  Other Plastics               338      34     (304)    628      73     (555)
                             ------  ------  -------  ------  ------  -------
    Total                    1,370     698     (672)  2,633   1,463   (1,170)
                             ======  ======  =======  ======  ======  =======